FOR IMMEDIATE RELEASE	April 26, 2005

For further information contact:	Rick Preckel

Director of Investor Relations

636-733-1600

Maverick Tube Corporation Confirms Annual Earnings Guidance

St. Louis–(BUSINESS WIRE)-April 26, 2005 ---- Maverick Tube Corporation (NYSE:MVK), in advance of its conference call to be held at 11:00 a.m. eastern, 10:00 a.m. central, confirms it’s previously announced earnings guidance for 2005 of $3.20 to $3.75 per share, before an estimated $.10 per share charge related to its Republic Conduit relocation. Maverick’s management will discuss various aspects of its first quarter financial report, review key factors impacting its business and answer questions from the investment community.

The conference broadcast can be accessed at the Investor Relations section of the Company’s website, located at http://www.mavericktube.com. A replay of the conference call will also be available at the Investor Relations section of the Company’s website, after 1:00 p.m. CT on April 26, 2005.

Maverick Tube Corporation is a leading North American producer of welded tubular steel products used in energy applications (oil country tubular goods, line pipe, coiled tubing and couplings) and industrial applications (steel electrical conduit, hollow structural sections, standard pipe, pipe piling and mechanical tubing products).

This news release contains forward-looking information that is based on assumptions that are subject to numerous business risks, many of which are beyond the control of the Company. There is no assurance that such assumptions will prove to be accurate. Actual results may differ from these forward-looking statements due to numerous factors, including those described under “Risk Factors” and elsewhere in Maverick’s Form 10-K for its year ended December 31, 2004.

Any financial or statistical information presented during the call can be accessed by clicking on the Investor Relations page of Maverick's website, located at http://www.mavericktube.com. Such financial or statistical information may include any non-GAAP measures, the most directly comparable GAAP measures, and a reconciliation to GAAP results.